Capital City Bank Group, Inc.
Reports Fourth Quarter and Full Year 2010 Results

TALLAHASSEE, Fla. (January 25, 2011) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income for the fourth quarter of 2010 totaling $1.9 million, or $0.12 per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, for the third quarter of 2010 and a net loss of $3.4 million, or $0.20 per diluted share, in the fourth quarter of 2009.  For the full year 2010, a net loss of $0.4 million, or $0.02 per diluted share was realized compared to a net loss of $3.5 million, or $0.20 per diluted share, in 2009.

Compared to the third quarter of 2010, net income reflects a lower loan loss provision of $1.9 million and higher noninterest income of $1.3 million, partially offset by a $0.4 million decline in net interest income, higher noninterest expense of $1.2 million, and a lower income tax benefit of $0.1 million.  Earnings for the fourth quarter of 2010 include the reversal of our Visa related litigation reserve of $0.8 million.  Compared to the fourth quarter of 2009, net income improved due to a lower loan loss provision of $7.0 million, higher noninterest income of $0.3 million, and lower noninterest expense of $1.8 million, which was partially offset by lower net interest income of $0.9 million and a lower income tax benefit of $2.9 million.

For the full year 2010, the improvement in earnings was due to a lower loan loss provision of $16.2 million, partially offset by an $8.4 million reduction in net interest income, lower noninterest income of $0.6 million, higher noninterest expense of $1.8 million, as well as a lower income tax benefit of $2.3 million.

“In the fourth quarter, Capital City reported its third consecutive quarter of positive earnings and improving credit quality.  Perhaps, more important is the Company’s momentum as we enter 2011”, said William G. Smith, Jr., Chairman, President and CEO.  “While we acknowledge the difficulties inherent in the current operating environment and expect our return to historical performance levels to be gradual, I remain excited about what I see for 2011. The inflow of non-performing loans has slowed and our ability to sell other real estate remains steady.  Despite the current economic conditions, which we expect to be choppy as the country emerges from this difficult period, I am confident in Capital City’s ability to resolve our problem assets and improve our overall performance.  Absent another economic event, I believe the worst is behind us.  A strong margin, lower credit costs, an incredible core deposit book and strong capital were the drivers in the fourth quarter and I believe will continue to produce good results in 2011”, said Smith.

The Return on Average Assets was 0.30% and the Return on Average Equity was 2.90% for the fourth quarter of 2010.  These metrics were 0.06% and 0.60% for the third quarter of 2010, and -0.52% and -5.03% for the fourth quarter of 2009, respectively.

For the full year 2010, the Return on Average Assets was -0.02% and the Return on Average Equity was -0.16% compared to -0.14% and -1.26%, respectively, for the full year of 2009.

Discussion of Financial Condition

Average earning assets were $2.218 billion for the fourth quarter of 2010, a decrease of $55.1 million, or 2.4% from the third quarter of 2010, and a decline of $19.5 million, or 0.9%, from the fourth quarter of 2009.  The decrease from the third quarter of 2010 is primarily attributable to a lower level of overnight funds of $79.7 million (partially reflecting a reduction in deposits), and problem loan resolutions, which have the effect of lowering the loan portfolio as loans are either charged off or transferred to the other real estate owned category, partially offset by a higher investment portfolio.  The lower earning asset total compared to the fourth quarter of 2009 is attributable to a decline in the loan portfolio of $162.0 million, partly offset by increases in overnight funds and investment securities of $59.9 million and $82.5 million, respectively. The favorable variances in overnight funds and investments were partially funded by an increase in average deposits of $25.9 million.  Average loans have declined throughout the portfolio, driven by reductions in the commercial real estate and construction loan categories.

The portfolio continues to be impacted by weak loan demand attributable to the sluggish economy, but not at the levels we have experienced in recent quarters.  In addition to lower production and normal amortization and payoffs, the reduction in the portfolio is also attributable to gross charge-offs and the transfer of loans to the other real estate owned category. On a linked quarter basis, problem loan resolutions accounted for $23.8 million, or 56%, of a net reduction in total loans of $42.6 million, and on a year over year basis, problem loan resolutions accounted for $85.0 million, or 54%, of the net reduction of $157.3 million1.

Nonperforming assets (including nonaccrual loans, restructured loans and other real estate owned) totaled $145.3 million at year-end 2010, a reduction of $8.4 million from our 2010 high of $153.7 million at the end of the first quarter.  Compared to the linked quarter, nonperforming assets have declined by $0.4 million and have increased $1.2 million from the fourth quarter of 2009.  Nonaccrual loans totaled $65.7 million at the end of the fourth quarter, a decline of $8.5 million from the linked quarter reflective of the migration of loans to the other real estate category.  Quarter over quarter, the other real estate owned (“OREO”) balance increased by $6.7 million and the restructured loan balance increased by $1.4 million.  Year over year, the slight increase in total nonperforming assets reflects a $20.6 million decline in the nonaccrual loan balance, reflective of an increased pace of problem loan resolutions flowing into the OREO category, which realized an increase of $21.8 million.  At year-end, nonperforming assets represented 8.00% of loans and OREO compared to 7.86% at the prior quarter-end and 7.38% at year-end 2009.  The change in this ratio from both the prior quarter and prior year-end reflects the impact of the aforementioned lower loan portfolio balances.

Average total deposits were $2.116 billion for the fourth quarter, a decrease of $56.3 million, or 2.6%, from the third quarter of 2010 and an increase of $25.9 million, or 1.2%, from the fourth quarter of 2009.  Deposit levels remain strong, but down slightly from the third quarter level, primarily attributable to lower money market account, certificates of deposit balances, and a decline in public funds.  Certificates of deposit declined primarily due to reductions in the number of single relationship, higher yielding certificates of deposit with the Bank.   Public funds balances have declined as anticipated from the linked quarter reflecting seasonality within this deposit category.  Money market balances declined as run-off continued in our promotional deposits as rates on these deposits were lowered to standard board rates during the third quarter.  To date, the bank has retained approximately $21 million in new deposits and this initiative served to support our core deposit growth strategy while succeeding in further strengthening the Bank’s overall liquidity position.  Our Absolutely Free Checking (“AFC”) products continue to be successful as both balances and the number of accounts increased quarter over quarter.  As anticipated, public funds, on average, declined from the prior quarter, but experienced significant growth late in the fourth quarter primarily reflecting the influx of tax receipts.  Pursuant to changes in the FDIC’s Temporary Liquidity Guarantee Program, our government guaranteed NOW product was discontinued during the fourth quarter.  Approximately $95 million in balances for this product remained in the NOW category, $95 million migrated to the noninterest bearing DDA category, and $60 million in balances moved to the Repo category as of the end of December.

We continue to pursue prudent pricing discipline to manage the mix of our deposits.  Therefore, we are not attempting to compete with higher rate paying competitors for deposits.  The increase from the fourth quarter of 2009 reflects higher public funds of $19.4 million and core deposits of $6.0 million, fueled primarily by the success of the AFC products.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $171.4 million during the fourth quarter of 2010 compared to an average net overnight funds sold position of $246.9 million in the prior quarter and an average overnight funds sold position of $112.8 million in the fourth quarter of 2009.  The lower balance when compared to the linked quarter primarily reflects the decline in deposits mentioned above and the increase in the investment portfolio, partially offset by the lower loan portfolio.  The favorable variance as compared to fourth quarter 2009 is primarily attributable to the growth in deposits and net reductions in the loan portfolio, partially offset by a higher balance in the investment portfolio.  A portion of the funds sold position was deployed into the investment portfolio during the third and fourth quarters of 2010.   We will continue to evaluate deploying the excess funds sold position into the investment portfolio during the first quarter of 2011.

1 The problem loan resolutions and reductions in portfolio balances stated in this paragraph are based on “as of" balances, not averages.

Equity capital was $259.0 million as of December 31, 2010, compared to $260.7 million as of September 30, 2010 and $267.9 million as of December 31, 2009.  Our leverage ratio was 9.97%, 9.75%, and 10.39%, respectively, for the comparable periods.  Further, our risk-adjusted capital ratio of 14.50% at December 31, 2010 exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines and reflects an improvement of 21 basis points over the linked quarter.  At December 31, 2010, our tangible common equity ratio was 6.82%, compared to 6.98% at September 30, 2010 and 6.84% at December 31, 2009.  The reduction as compared to the linked quarter is attributable to higher tangible assets, reflecting the influx of public funds late in the fourth quarter, which is seasonal in nature.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2010 was $24.6 million compared to $25.1 million for the third quarter of 2010 and $25.8 million for the fourth quarter of 2009.  For the twelve months of 2010, tax equivalent net interest income totaled $99.0 million compared to $108.2 million in 2009.

The decrease of $0.5 million in tax equivalent net interest income on a linked quarter basis was due to a reduction in loan income attributable to declining loan balances, and continued unfavorable asset repricing, partially offset by lower interest expense and a continued decrease in foregone interest on nonaccrual loans.  Lower interest expense reflects a reduction in deposit rates primarily in certificates of deposit.

The decrease of $9.2 million in tax equivalent net interest income for twelve months of 2010, as compared to the same period in 2009, resulted from a reduction in loans outstanding, lower earning assets yields reflecting unfavorable asset repricing, higher foregone interest and lower loan fees, partially offset by a reduction in interest expense.

The net interest margin in the fourth quarter of 2010 was 4.41%, an increase of 3 basis points over the linked quarter and a decline of 18 basis points from the fourth quarter of 2009.  The increase in the margin when compared to the linked quarter was a result of a 5 basis point reduction in the cost of funds, as the yield on earning assets declined 2 basis points.  The lower cost of funds resulted from a reduction in the rates on certificates of deposit which were significantly reduced in all markets, as well as a net reduction in the rates for our variable rate subordinated notes. The decline in the margin for the twelve months of 2010 is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a favorable variance in our average cost of funds.

Strong deposit growth experienced in the fourth quarter of 2009 and the first half of 2010 improved our liquidity position, but has also adversely impacted our margin in the short term as a significant portion of this growth is currently invested in overnight funds.

The provision for loan losses for the fourth quarter of 2010 was $3.8 million compared to $5.7 million in the third quarter of 2010 and $10.8 million for the fourth quarter of 2009.  For the full year 2010, the loan loss provision totaled $23.8 million compared to $40.0 million for 2009.  The decline in the provision for all periods reflects lower impaired loan reserves as well as other stabilizing trends within the loan portfolio, including a lower level of past due loans and potential problem loans.  The balance of our impaired loans has declined for three consecutive quarters and totaled $87.8 million at year-end 2010 compared to $112.0 million at year-end 2009.  Inflow into the impaired loan category has also slowed significantly year over year.  Net charge-offs for the fourth quarter of 2010 totaled $6.1 million, or 1.35% of average loans, compared to $6.4 million, or 1.40%, in the third quarter of 2010, and $11.8 million, or 2.42%, in the fourth quarter of 2010.  For 2010, our net charge-offs totaled $32.4 million, or 1.77% of average loans, compared to $32.6 million, or 1.66%, for 2009. Over the last twelve quarters, we have recorded a cumulative loan loss provision totaling $96.3 million, or 5.0% of beginning loans and have recognized cumulative net charge-offs of $78.6 million, or 4.1%.  At year-end 2010, the allowance for loan losses of $35.4 million was 2.01% of outstanding loans (net of overdrafts) and provided coverage of 41% of nonperforming loans compared to 2.10% and 40%, respectively, at the end of the third quarter of 2010, and 2.30% and 41%, respectively, at year-end 2009.

Noninterest income for the fourth quarter of 2010 increased $1.3 million, or 9.6%, over the linked quarter attributable to higher mortgage banking fees of $0.3 million and other income of $1.0 million.  Compared to the fourth quarter of 2009, noninterest income increased $0.3 million, or 2.2%, primarily due to higher mortgage banking fees of $0.5 million, bank card fees totaling $0.3 million, and other income of $0.4 million, partially offset by lower deposit fees of $0.7 million and a decline in data processing fees of $0.1 million.  For both periods, the increase in mortgage banking fees reflects increased secondary market loan funding's driven by increased home purchase activity in our markets and to a lesser extent a higher level of loan refinance activity.  Improved margin realized on secondary market loan sales also contributed to the improvement.  Bank card fees increased from the linked quarter due to a seasonal increase in card utilization and over the prior year quarter due to a new rewards program as well as higher card activation and utilization.  Also, for both periods, other income increased due to gains realized from the sale of OREO properties.  The aforementioned reduction in deposit fees, relative to the fourth quarter of 2009, reflects a lower level of overdraft fees due to reduced activity reflective of current economic conditions and a higher level of consumer awareness that have both impacted consumer and business spending habits, as well as the recent implementation of new rules under Regulation E, which regulate our ability to post one-time debit card/ATM transactions for clients who have not opted in to our overdraft protection service.

For the full year 2010, noninterest income declined $0.6 million, or 1.0%, from 2009 attributable to lower deposit fees of $1.6 million and other income of $0.9 million, partially offset by higher asset management fees of $0.3 million, mortgage banking fees of $0.2 million, retail brokerage fees of $0.2 million, and bank card fees totaling $1.3 million.  Deposit fees have declined for the same aforementioned reasons and the decrease in other income reflects a reduced level of merchant fees - a substantial portion of our merchant portfolio was sold in July 2008 and over the course of 2009 our remaining merchants migrated to a new processor.  For 2010, we continued to service our largest remaining merchant who migrated to a new processor during the third quarter of 2010.  The reduction in this revenue source has been substantially offset by a reduction in processing costs which is reflected in noninterest expense (interchange fees).  The increase in asset management fees primarily reflects higher asset values on which our fee schedule is based and the higher level of retail brokerage fees is due to higher trading volume.  The increase in mortgage banking fees is attributable to the same aforementioned reasons.  Bank card fees increased due to a new rewards program implemented in early 2010 as well as a higher level of card activation and utilization.  For 2011, we expect our data processing revenue will be reduced due to the loss of two client banks that were taken into receivership by the FDIC during the later part of 2010.  We anticipate that the conversion of these two clients to a new processor will take place early in the second quarter of 2011 and that the annualized impact on our noninterest income will approximate $1.2 million.

Noninterest expense for the fourth quarter of 2010 increased $1.2 million, or 3.6%, over the linked quarter  primarily due to higher expense for OREO properties of $1.4 million and an increase in advertising expense of $0.6 million, partially offset by the reversal of our Visa litigation reserve which totaled $0.8 million.  The higher level of OREO expense primarily reflects higher carrying costs realized during the current quarter.  Higher advertising expense generally reflects an increased level of promotional activities during the fourth quarter.  Compared to the fourth quarter of 2009, noninterest expense decreased by $1.8 million, or 5.0%, due to lower compensation expense of $0.7 million, professional fees of $0.5 million, intangible amortization expense of $0.5 million, legal expense of $0.2 million, and interchange fees of $0.3 million.  The reversal of our Visa litigation reserve of $0.8 million also contributed to the reduction.  Higher expense for OREO properties of $1.2 million partially offset the aforementioned favorable variances.  The decline in compensation primarily reflects lower pension expense due to improved pension plan asset returns which impact our accounting expense.  The lower level of professional fees reflects a one-time payment made during the prior year quarter related to a contract review consulting engagement.  The reduction in intangible asset amortization expense reflects the full amortization of a core deposit intangible.  The lower level of legal expense generally reflects improvements made to our process for managing legal support needed for our problem loan work-outs and collections.  The decline in interchange fees reflects the migration of our last merchant services client to a new processor – this decline is substantially offset by a corresponding decline in merchant fee revenue.  The unfavorable variance in OREO expense reflects growth in the number of OREO properties and the associated carrying costs.

For the full year 2010, noninterest expense increased $1.8 million, or 1.4%, due primarily to higher expense for OREO properties of $7.3 million and FDIC insurance costs of $1.2 million, which was partially offset by lower expense for compensation of $2.3 million, printing and supplies of $0.4 million, advertising of $0.4 million, intangible amortization expense of $1.4 million, professional fees of $0.2 million, interchange fees of $1.0 million, and the impact of the Visa litigation reserve reversal of $0.8 million.  Year over year, the increase in OREO expense primarily reflects growth in the number of OREO properties and the related carrying costs as well as property valuation write-downs.  Our FDIC insurance costs increased as a result of higher premium costs and higher deposit balances.  The decline in compensation cost primarily reflects lower pension expense driven by improved plan asset returns and to a lesser extent lower salary cost reflective of a reduction in headcount.  The reduction in printing and supplies expense and advertising expense reflect our efforts to improve control of discretionary costs.  The reduction in intangible asset amortization expense reflects the full amortization of two core deposit intangible assets.  The lower level of interchange fees reflects the migration of our last merchant services client to a new processor – this decline is substantially offset by a corresponding decline in merchant fee revenue which is reflected in other income.

We realized a tax benefit of $0.1 million in the fourth quarter of 2010 compared to a tax benefit of $0.2 million for the third quarter of 2010 and a tax benefit of $3.0 million for the fourth quarter of 2009.  For the full year 2010, we realized a tax benefit of $3.0 million compared to a tax benefit of $5.3 million for 2009.  We have substantial tax exempt income as well as a lower level of pre-tax income at our bank subsidiary due to higher loan loss provisions – both of these factors favorably impacted our tax provision for all of the aforementioned periods.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 70 banking offices and 79 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision and the valuation allowance on deferred tax assets; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; continued depression of the market value of the Company that could result in an impairment of goodwill; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions and manmade disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this press release speak only as of the date of the press release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

EARNINGS HIGHLIGHTS
	Three Months Ended			Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2010	Sep 30, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
EARNINGS
Net Income(Loss)	$1,918	$401	$(3,407)	$(413)	$(3,471)
Net Income(Loss) Per Common Share	$0.12	$0.02	$(0.20)	$(0.02)	$(0.20)
PERFORMANCE
Return on Average Equity	2.90%	0.60%	-5.03%	-0.16%	-1.26%
Return on Average Assets	0.30%	0.06%	-0.52%	-0.02%	-0.14%
Net Interest Margin	4.41%	4.38%	4.59%	4.32%	4.96%
Noninterest Income as % of Operating Revenue	37.69%	35.17%	36.30%	36.81%	35.14%
Efficiency Ratio	83.75%	82.08%	85.21%	84.23%	77.33%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	13.14%	12.93%	12.76%	13.14%	12.76%
Total Capital Ratio	14.50%	14.29%	14.11%	14.50%	14.11%
Tangible Capital Ratio	6.82%	6.98%	6.84%	6.82%	6.84%
Leverage Ratio	9.97%	9.75%	10.39%	9.97%	10.39%
Equity to Assets	9.88%	10.10%	9.89%	9.88%	9.89%
ASSET QUALITY
Allowance as % of Non-Performing Loans	40.57%	39.94%	40.77%	40.57%	40.77%
Allowance as a % of Loans	2.01%	2.10%	2.30%	2.01%	2.30%
Net Charge-Offs as % of Average Loans	1.35%	1.40%	2.42%	1.77%	1.66%
Nonperforming Assets as % of Loans and ORE	8.00%	7.86%	7.38%	8.00%	7.38%
STOCK PERFORMANCE
High	$14.19	$14.24	$14.34	$18.25	$27.31
Low	$11.56	$10.76	$11.00	$10.76	$9.50
Close	$12.60	$12.14	$13.84	$12.60	$13.84
Average Daily Trading Volume	21,385	29,747	39,672	31,174	46,881

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

						Twelve Months Ended
						December 31
(Dollars in thousands, except per share data)	2010 Fourth Quarter	2010 Third Quarter	2010 Second Quarter	2010 First Quarter	2009 Fourth Quarter	2010	2009

INTEREST INCOME
Interest and Fees on Loans	$25,656	$26,418	$26,644	$26,992	$28,582	$105,710	$117,324
Investment Securities	1,080	1,014	1,114	990	1,097	4,198	5,370
Funds Sold	95	144	176	172	77	587	82
Total Interest Income	26,831	27,576	27,934	28,154	29,756	110,495	122,776

INTEREST EXPENSE
Deposits	1,524	1,820	2,363	2,938	2,964	8,645	10,585
Short-Term Borrowings	99	31	12	17	22	159	291
Subordinated Notes Payable	342	376	639	651	936	2,008	3,730
Other Long-Term Borrowings	508	565	551	526	542	2,150	2,236
Total Interest Expense	2,473	2,792	3,565	4,132	4,464	12,962	16,842
Net Interest Income	24,358	24,784	24,369	24,022	25,292	97,533	105,934
Provision for Loan Losses	3,783	5,668	3,633	10,740	10,834	23,824	40,017
Net Interest Income after Provision for Loan Losses	20,575	19,116	20,736	13,282	14,458	73,709	65,917

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,434	6,399	7,039	6,628	7,183	26,500	28,142
Data Processing Fees	880	911	919	900	948	3,610	3,628
Asset Management Fees	1,095	1,040	1,080	1,020	1,065	4,235	3,925
Retail Brokerage Fees	738	671	846	565	772	2,820	2,655
Gain on Sale of Investment Securities	-	3	-	5	-	8	10
Mortgage Banking Fees	1,027	772	641	508	550	2,948	2,699
Interchange Fees (1)	1,285	1,291	1,289	1,212	1,129	5,077	4,432
ATM/Debit Card Fees (1)	1,051	1,036	1,073	963	892	4,123	3,515
Other	2,225	1,326	1,787	2,166	1,872	7,504	8,385
Total Noninterest Income	14,735	13,449	14,674	13,967	14,411	56,825	57,391

NONINTEREST EXPENSE
Salaries and Associate Benefits	15,389	15,003	15,584	16,779	16,121	62,755	65,067
Occupancy, Net	2,406	2,611	2,585	2,408	2,458	10,010	9,798
Furniture and Equipment	2,268	2,288	2,192	2,181	2,261	8,929	9,096
Intangible Amortization	553	709	710	710	1,010	2,682	4,042
Other	12,924	11,752	13,558	11,306	13,463	49,540	44,112
Total Noninterest Expense	33,540	32,363	34,629	33,384	35,313	133,916	132,115

OPERATING PROFIT(LOSS)	1,770	202	781	(6,135)	(6,444)	(3,382)	(8,807)
Provision for Income Taxes	(148)	(199)	50	(2,672)	(3,037)	(2,969)	(5,336)
NET INCOME(LOSS)	$1,918	$401	$731	$(3,463)	$(3,407)	$(413)	$(3,471)

PER SHARE DATA
Basic Earnings	$0.12	$0.02	$0.04	$(0.20)	$(0.20)	$(0.02)	$(0.20)
Diluted Earnings	$0.12	$0.02	$0.04	$(0.20)	$(0.20)	$(0.02)	$(0.20)
Cash Dividends	0.100	0.100	0.100	0.190	0.190	0.490	0.760
AVERAGE SHARES
Basic	17,095	17,087	17,063	17,057	17,034	17,076	17,044
Diluted	17,096	17,088	17,074	17,070	17,035	17,077	17,045

(1) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

(Dollars in thousands, except per share data)	2010 Fourth Quarter	2010 Third Quarter	2010 Second Quarter	2010 First Quarter	2009 Fourth Quarter

ASSETS
Cash and Due From Banks	$35,410	$48,701	$52,380	$52,615	$57,877
Funds Sold and Interest Bearing Deposits	200,783	193,415	250,508	293,413	276,416
Total Cash and Cash Equivalents	236,193	242,116	302,888	346,028	334,293

Investment Securities, Available-for-Sale	309,731	231,303	218,785	217,606	176,673

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	157,394	156,049	161,268	169,766	189,061
Real Estate - Construction	43,239	45,346	56,910	79,145	111,249
Real Estate - Commercial	671,702	680,639	676,516	729,011	716,791
Real Estate - Residential	420,604	448,704	450,997	394,132	406,262
Real Estate - Home Equity	251,565	250,795	247,726	245,185	246,722
Consumer	200,727	207,207	215,723	224,793	233,524
Other Loans	9,937	9,828	9,498	6,888	10,207
Overdrafts	3,503	2,669	3,144	2,701	2,124
Total Loans, Net of Unearned Interest	1,758,671	1,801,237	1,821,782	1,851,621	1,915,940
Allowance for Loan Losses	(35,436)	(37,720)	(38,442)	(41,198)	(43,999)
Loans, Net	1,723,235	1,763,517	1,783,340	1,810,423	1,871,941

Premises and Equipment, Net	115,356	115,689	116,802	117,055	115,439
Intangible Assets	86,159	86,712	87,421	88,131	88,841
Other Real Estate Owned	57,937	51,208	48,110	46,444	36,134
Other Assets	93,442	89,451	93,398	89,416	85,003
Total Other Assets	352,894	343,060	345,731	341,046	325,417

Total Assets	$2,622,053	$2,579,996	$2,650,744	$2,715,103	$2,708,324

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$546,257	$479,887	$460,168	$446,855	$427,791
NOW Accounts	770,149	830,297	891,636	890,570	899,649
Money Market Accounts	275,416	282,848	303,369	376,091	373,105
Regular Savings Accounts	139,888	135,143	132,174	130,936	122,370
Certificates of Deposit	372,266	393,268	412,964	438,488	435,319
Total Deposits	2,103,976	2,121,443	2,200,311	2,282,940	2,258,234

Short-Term Borrowings	92,928	38,138	21,376	18,900	35,841
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	50,101	46,456	55,605	50,679	49,380
Other Liabilities	53,142	50,383	48,885	37,738	34,083

Total Liabilities	2,363,034	2,319,307	2,389,064	2,453,144	2,440,425

SHAREOWNERS' EQUITY
Common Stock	171	171	171	171	170
Additional Paid-In Capital	36,920	36,864	36,633	36,816	36,099
Retained Earnings	237,679	237,471	238,779	239,755	246,460
Accumulated Other Comprehensive Loss, Net of Tax	(15,751)	(13,817)	(13,903)	(14,783)	(14,830)

Total Shareowners' Equity	259,019	260,689	261,680	261,959	267,899

Total Liabilities and Shareowners' Equity	$2,622,053	$2,579,996	$2,650,744	$2,715,103	$2,708,324

OTHER BALANCE SHEET DATA
Earning Assets	$2,269,185	$2,225,955	$2,291,075	$2,362,640	$2,369,029
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	742	1,248	1,910	2,572	3,233
Other	606	653	700	748	797
Interest Bearing Liabilities	1,763,635	1,789,037	1,880,011	1,968,551	1,978,551

Book Value Per Diluted Share	$15.15	$15.25	$15.32	$15.34	$15.72
Tangible Book Value Per Diluted Share	10.11	10.18	10.21	10.18	10.51

Actual Basic Shares Outstanding	17,100	17,095	17,067	17,063	17,036
Actual Diluted Shares Outstanding	17,101	17,096	17,078	17,076	17,037

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND NONPERFORMING ASSETS
Unaudited
	2010	2010	2010		2010	2009
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter		First Quarter	Fourth Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$37,720	$38,442	$41,199	$	$ 43,999	$45,401
Provision for Loan Losses	3,783	5,668	3,633		10,740	10,834
Transfer of Unfunded Reserve to Other Liability	-	-	-		-	392
Net Charge-Offs	6,067	6,390	6,390		13,540	11,844

Balance at End of Period	$35,436	$37,720	$38,442	$	$ 41,199	$43,999
As a % of Loans	2.01%	2.10%	2.11%		2.23% %	2.30%
As a % of Nonperforming Loans	40.57%	39.94%	37.80%		38.42%	40.77%
As a % of Nonperforming Assets	24.39%	25.90%	25.66%		26.81% %	30.54%

CHARGE-OFFS
Commercial, Financial and Agricultural	$629	$242	$405		$842	$712
Real Estate - Construction	234	701	1,220		3,722	2,040
Real Estate - Commercial	1,469	1,741	920		4,631	1,584
Real Estate - Residential	3,629	3,175	4,725		3,727	7,377
Consumer	582	1,057	360		1,507	1,324

Total Charge-Offs	$6,543	$6,916	$7,630		$14,429	$13,037

RECOVERIES
Commercial, Financial and Agricultural	$48	$65	$181		$77	$343
Real Estate - Construction	-	-	8		-	5
Real Estate - Commercial	55	6	43		157	43
Real Estate - Residential	7	181	638		114	331
Consumer	366	274	370		541	471

Total Recoveries	$476	$526	$1,240		$889	$1,193

NET CHARGE-OFFS	$6,067	$6,390	$6,390		$13,540	$11,844

Net Charge-Offs as a % of Average Loans(1)	1.35%	1.40%	1.39%		2.91%	2.42%

RISK ELEMENT ASSETS
Nonaccruing Loans	$65,700	$74,168	$74,504		$76,382	$86,274
Restructured Loans	21,649	20,267	27,200		30,843	21,644
Total Nonperforming Loans	87,349	94,435	101,704		107,225	107,918
Other Real Estate	57,937	51,208	48,110		46,444	36,134
Total Nonperforming Assets	$145,286	$145,643	$149,814		$153,669	$144,052

Past Due Loans 30-89 Days	$24,193	$24,904	$21,192		$18,768	$36,501
Past Due Loans 90 Days or More	$159	$-	$-		$-	$-

Nonperforming Loans as a % of Loans	4.97%	5.24% %	5.58%		5.79%	5.63%
Nonperforming Assets as a % of
Loans and Other Real Estate	8.00%	7.86%	8.01%		8.10%	7.38%
Nonperforming Assets as a % of Capital(2)	49.34%	48.81%	49.92%		50.69%	46.19%

(1) Annualized
(2) Capital includes allowance for loan losses.

AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	Fourth Quarter 2010			Third Quarter 2010			Second Quarter 2010			First Quarter 2010			Fourth Quarter 2009			December 2010 YTD			December 2009 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate

ASSETS:
Loans, Net of Unearned Interest	$1,782,916	25,799	5.74%	$1,807,483	26,568	5.83%	$1,841,379	26,795	5.84%	$1,886,367	27,180	5.84%	$1,944,873	28,813	5.88%	$1,829,193	106,342	5.81%	$1,961,990	118,186	6.02%

Investment Securities
Taxable Investment Securities	178,926	799	1.78%	124,625	674	2.15%	128,268	708	2.21%	71,325	500	2.81%	72,537	498	2.74%	126,078	2,681	2.12%	83,648	2,698	3.22%
Tax-Exempt Investment Securities	83,469	434	2.08%	88,656	521	2.35%	92,140	624	2.71%	97,316	753	3.10%	107,361	921	3.43%	90,352	2,332	2.58%	105,683	4,106	3.88%

Total Investment Securities	262,395	1,233	1.87%	213,281	1,195	2.23%	220,408	1,332	2.42%	168,641	1,253	2.98%	179,898	1,419	3.15%	216,430	5,013	2.31%	189,331	6,804	3.59%

Funds Sold	172,738	95	0.24%	252,434	144	0.22%	267,578	176	0.26%	303,280	172	0.23%	112,790	77	0.27%	248,659	587	0.23%	32,911	82	0.25%

Total Earning Assets	2,218,049	$27,127	4.85%	2,273,198	$27,907	4.87%	2,329,365	$28,303	4.87%	2,358,288	$28,605	4.92%	2,237,561	$30,309	5.38%	2,294,282	$111,942	4.88%	2,184,232	$125,072	5.73%

Cash and Due From Banks	51,030			50,942			50,739			54,873			69,687			51,883			76,107
Allowance for Loan Losses	(37,713)			(39,584)			(41,074)			(44,584)			(46,468)			(40,717)			(42,331)
Other Assets	345,427			342,202			339,458			329,842			314,470			339,283			298,807

Total Assets	$2,576,793			$2,626,758			$2,678,488			$2,698,419			$2,575,250			$2,644,731			$2,516,815

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$837,625	$296	0.14%	$871,158	$326	0.15%	$879,329	$400	0.18%	$867,004	$384	0.18%	$740,550	$308	0.17%	$863,719	$1,406	0.16%	$711,753	$1,039	0.15%
Money Market Accounts	282,887	134	0.19%	293,424	145	0.20%	333,976	331	0.40%	374,161	689	0.75%	361,104	625	0.69%	320,786	1,299	0.41%	320,531	1,288	0.40%
Savings Accounts	136,276	16	0.05%	133,690	17	0.05%	131,333	17	0.05%	126,352	15	0.05%	122,158	16	0.05%	131,945	65	0.05%	121,582	60	0.05%
Time Deposits	382,870	1,078	1.12%	402,880	1,332	1.31%	430,571	1,615	1.50%	438,112	1,850	1.71%	439,654	2,015	1.82%	413,428	5,875	1.42%	420,198	8,198	1.95%
Total Interest Bearing Deposits	1,639,658	1,524	0.37%	1,701,152	1,820	0.42%	1,775,209	2,363	0.53%	1,805,629	2,938	0.66%	1,663,466	2,964	0.71%	1,729,878	8,645	0.50%	1,574,064	10,585	0.67%

Short-Term Borrowings	34,706	99	1.14%	23,388	31	0.54%	22,694	12	0.20%	30,673	17	0.22%	47,114	22	0.18%	27,864	159	0.57%	79,321	291	0.36%
Subordinated Notes Payable	62,887	342	2.13%	62,887	376	2.34%	62,887	639	4.02%	62,887	651	4.14%	62,887	936	5.83%	62,887	2,008	3.15%	62,887	3,730	5.85%
Other Long-Term Borrowings	50,097	508	4.02%	54,258	565	4.13%	52,704	551	4.20%	49,981	526	4.27%	50,026	542	4.30%	51,767	2,150	4.15%	51,973	2,236	4.30%

Total Interest Bearing Liabilities	1,787,348	$2,473	0.55%	1,841,685	$2,792	0.60%	1,913,494	$3,565	0.75%	1,949,170	$4,132	0.86%	1,823,493	$4,464	0.97%	1,872,396	$12,962	0.69%	1,768,245	$16,842	0.95%

Noninterest Bearing Deposits	476,209			471,013			458,969			443,131			426,542			462,445			418,365
Other Liabilities	50,614			50,318			42,152			37,563			56,659			45,211			54,660

Total Liabilities	2,314,171			2,363,016			2,414,615			2,429,864			2,306,694			2,380,052			2,241,270

SHAREOWNERS' EQUITY:	$262,622			$263,742			$263,873			$268,555			$268,556			$264,679			$275,545

Total Liabilities and Shareowners' Equity	$2,576,793			$2,626,758			$2,678,488			$2,698,419			$2,575,250			$2,644,731			$2,516,815

Interest Rate Spread		$24,654	4.30%		$25,115	4.27%		$24,738	4.12%		$24,473	4.06%		$25,845	4.41%		$98,980	4.19%		$108,230	4.78%

Interest Income and Rate Earned(1)		$27,127	4.85%		$27,907	4.87%		$28,303	4.87%		$28,605	4.92%		$30,309	5.38%		$111,942	4.88%		$125,072	5.73%
Interest Expense and Rate Paid(2)		2,473	0.44%		2,792	0.49%		3,565	0.61%		4,132	0.71%		4,464	0.79%		12,962	0.56%		16,842	0.77%

Net Interest Margin		$24,654	4.41%		$25,115	4.38%		$24,738	4.26%		$24,473	4.21%		$25,845	4.59%		$98,980	4.32%		$108,230	4.96%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.
(2) Rate calculated based on average earning assets.